UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2006

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1075 Opakapaka Street Kapolei, Hawaii		96707
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement with Nissan Motor Company, Ltd.

On February 13, 2006, Hoku Scientific, Inc., entered into a Step 3 Collaboration Agreement with Nissan Motor Company, Ltd. to provide for the next phase of our membrane and MEA development for Nissan's fuel cell cars and trucks. The agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended December 31, 2005.

The Step 3 Collaboration Agreement provides for the following:

  Nissan agreed to pay us an engineering service fee of $2,710,000 immediately upon execution of the agreement, and an additional engineering service fee of $240,000 on July 31, 2006.
  We and Nissan acknowledge that we have each satisfied all of our respective obligations under the Collaboration Agreement that was signed between the parties in March 2005.
  We will continue our development of advanced hydrocarbon-based membranes and MEAs to meet Nissan's performance and durability goals for its fuel cell cars and trucks.
  We will conduct joint testing with Nissan of our Hoku Membrane and Hoku MEA at our facility in Kapolei, Hawaii, and to evaluate our progress towards meeting Nissan's performance and durability goals.
  After payment by Nissan of all amounts owed to us under the agreement, we will grant Nissan a non-exclusive license to the final MEA product and the final MEA product assembly process developed by Hoku to enable Nissan to manufacture MEA products using our processes and incorporating Hoku Membranes. We retain title to our Hoku Membranes, Hoku MEAs and the final MEA product assembly process developed under this agreement.
  We agreed not to sell separately any of our products incorporated into our Hoku MEAs to any automotive company for any commercial purpose, other than testing and evaluation of these products, until September 30, 2006. There are no such restrictions on our ability to sell our Hoku MEAs to automotive companies other than the Hoku MEA we are presently developing with Nissan. Nissan has no obligation under the collaboration contract to sell or promote our products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 13, 2006

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer